Exhibit 10.1

First Amendment to Amended and Restated Limited Liability Company Agreement of

PCTEL SECURE LLC

This First Amendment to Amended and Restated Limited Liability Company Agreement (this “First Amendment”) of PCTEL Secure LLC (the “Company”) dated as of the 31st day of December, 2011, is adopted and entered into by PCTEL, Inc., a Delaware corporation (“PCTEL”), and Eclipse Design Technologies, Inc., an Illinois corporation (“Eclipse”), and amends the Company’s Amended and Restated Limited Liability Company Agreement dated as of January 5, 2011 (the “Existing Agreement”). PCTEL and Eclipse are referred to in this Agreement as the “Members” and each individually as a “Member”).

WHEREAS, the Members entered into the Existing Agreement to form a joint venture in order to develop, manufacture, promote, sell and otherwise exploit secure mobile devices on an Android® platform;

WHEREAS, the Members wish to amend the Existing Agreement to provide for an additional call period which, upon the delivery by Eclipse to the Company of a baseline secure mobile smartphone device under certain circumstances as specified herein, would result in a mandatory purchase by PCTEL of the remaining Membership Interests held by Eclipse;

NOW, THEREFORE, in consideration of the mutual agreements herein made and intending to be legally bound, the Members hereby agree as follows:

1.	Defined Terms. Any term having the first letter capitalized that is used in this First Amendment and not defined herein shall have the meaning assigned thereto in the Existing Agreement, as amended by this First Amendment.

2.	Amendments to Definitions.

2.1. Additional Definitions. Section 1.1 of the Existing Agreement is hereby amended to include, in the appropriate alphabetical order, the following definitions:

“Baseline Product” means a secure mobile smartphone device incorporating the ProsettaCore™ solution (including ProsettaCore, ProsettaInit™, ProsettaClient™, certain kernel modifications and other ancillary code elements) as described in the Specifications, and all associated documentation, source code, instructions, data, and tools necessary for a skilled individual, acting alone, to reproduce the product.

“Certificate of Acceptance” means a written certification from the POC that the Baseline Product satisfies all the Specifications.

“Deficiency” has the meaning set forth in Section 9.3(B).

“Deficiency Report” has the meaning set forth in Section 9.3(B).

“Expected Delivery Date” has the meaning set forth in Section 9.3(A).

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“Mandatory Call” has the meaning set forth in Section 9.3(A).

“Mandatory Call Closing Date” has the meaning set forth in Section 9.3(C).

“Mandatory Call Notice” has the meaning set forth in Section 9.3(A).

“Mandatory Call Price” means $800,000.

“POC” means Point of Contact. The initial Point of Contact for the Company shall be Eric Üner, or in the event that Mr. Üner is unable or unwilling to serve in such capacity, another Person mutually acceptable to the Members.

“Specifications” means the descriptions and specifications for the Baseline Product set forth in the BondiStorm System Overview (Document ID: MS43u-QhkHQ) accepted by the parties as of December 20, 2011 and the accompanying Statement of Deliverables accepted by the parties as of December 27, 2011.

2.2 Amended Definitions. Section 1.1 of the Existing Agreement is hereby amended to restate the definitions of “Failed Venture” and “Second Call Period” in their entirety as follows:

“Failed Venture” means the occurrence of the following events: (i) PCTEL’s election not to exercise, or failure to exercise, the Second Call within the Second Call Period, and (ii) the Enterprise Value of the Company as of the end of the Second Call Period being less than or equal to $2,666,667.

“Second Call Period” means the period commencing on the earliest to occur of (i) April 1, 2012 if Eclipse does not deliver a Baseline Product to the POC on the Expected Delivery Date, (ii) May 10, 2012, if Eclipse timely delivers the Baseline Product to the POC, but such Baseline Product fails acceptance testing and Eclipse fails to attempt to correct the relevant Deficiencies, or (iii) the date on which the POC issues a second Deficiency Report as described in Section 9.3(B), in all cases, through and including December 31, 2013.

2.3 Deleted Definitions. Section 1.1 of the Existing Agreement is hereby amended to delete the definitions of “Net Proceeds,” “Qualifying Sale of the Company” and “Sale of the Company” in their entirety.

3.	Amendments to Article IX (Transfers and Other Events)

3.1 Addition of Mandatory Call; Modifications to Second Call Right. Section 9.3 of the Existing Agreement is hereby amended and restated in its entirety as follows:

Section 9.3 Mandatory Call; Second Call Right

(A) Delivery of Baseline Product; Testing; Mandatory Call. The Members anticipate that Eclipse will deliver a Baseline Product to the Company on or prior to March 31, 2012 (the “Expected Delivery Date”). Upon delivery of the Baseline Product to the POC on or prior to the Expected Delivery Date, the POC will have twenty (20) Business Days to conduct acceptance tests to determine if the Baseline Product satisfies, in all material respects, the Specifications. If, upon completion of the acceptance testing, the POC, acting in good faith, determines that the Baseline Product submitted satisfies all of the Specifications, the POC

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will promptly issue a Certificate of Acceptance to both Members. Within one (1) Business Day of its receipt of the Certificate of Acceptance, PCTEL will issue a notice to Eclipse (a “Mandatory Call Notice”) requiring it to sell to PCTEL all Membership Interests then held by Eclipse at the Mandatory Call Price (a “Mandatory Call”).

(B) Deficiencies. If the POC, acting in good faith, determines that the Baseline Product has deficiencies, defects, or omissions when compared with the Specifications (each deficiency, defect or omission, or group of closely-related deficiencies, defects or omissions, shall constitute a “Deficiency”), the POC will identify with reasonable specificity those Deficiencies in a written report (the “Deficiency Report”) delivered to each Member. Eclipse will have two (2) Business Days per Deficiency, running consecutively, from the date of the Deficiency Report to investigate the Deficiencies identified in the Deficiency Report and submit to the POC a written proposed timeline for resolving such Deficiencies in order to achieve satisfaction of all Specifications. Upon agreement between Eclipse and the POC on the timeline, Eclipse shall make the necessary improvements to the Baseline Product and resubmit it to the POC for acceptance testing. The process will proceed as outlined in subsection (A) above for a second round of testing. All Deficiencies must to be resolved (and no new Deficiencies may be introduced by such resolution) to the satisfaction of the POC, acting in good faith, within forty (40) Business Days of the date of the initial Deficiency Report. After the second round of testing, if the POC determines that the Baseline Product submitted satisfies all of the Specifications, the POC will then promptly issue the Certificate of Acceptance to both Members and PCTEL will issue the Mandatory Call Notice to Eclipse as set forth in subsection (A) above.

(C) Mandatory Call Closing Date. The closing date for the Mandatory Call shall be specified in the Mandatory Call Notice and shall be no earlier than five (5) days, and no later than twenty (20) days, following the date of the Mandatory Call Notice (the “Mandatory Call Closing Date”). PCTEL shall pay the Mandatory Call Price in cash to Eclipse on the Mandatory Call Closing Date. Simultaneously with the payment of the Mandatory Call Price, Eclipse shall execute and deliver to PCTEL such assignments and other instruments as may be reasonably required to vest in PCTEL all right, title, and interest in and to the purchased Membership Interests, free and clear of all liens and encumbrances, together with such additional instruments as may be required to effect a Code Section 754 election, which instruments shall contain only customary representations and warranties as to power and authority, title and liens and encumbrances.

(D) Second Call. In the event that (i) Eclipse does not deliver a Baseline Product to the Company on or prior to Expected Delivery Date, (ii) Eclipse delivers the Baseline Product to the Company timely, but such Baseline Product fails acceptance testing and Eclipse fails to attempt to correct the relevant Deficiencies, or (iii) the second round of acceptance testing contemplated by subsection (B) above does not result in the issuance of the Certificate of Acceptance, then at any time during the Second Call Period, PCTEL may, in its sole discretion, issue a notice to Eclipse (a “Second Call Notice”) requiring it to sell to PCTEL all Membership Interests then held by Eclipse, at the Second Call Price (the “Second Call”). The closing date for the Second Call shall be specified in the Second Call Notice and shall be no earlier than twenty (20) days, and no later than sixty (60) days, following the date of the Second Call Notice (the “Second Call Closing Date”). PCTEL shall pay the Second Call Price in cash to Eclipse on the Second Call Closing Date. Simultaneously with the payment of the Second Call Price, Eclipse shall execute and deliver to PCTEL such assignments and other instruments as may be reasonably required to vest in PCTEL all right, title, and interest in and to the purchased Membership Interests, free and clear of all liens and encumbrances, together with such additional instruments as may be required to effect a Code Section 754 election, which instruments shall contain only customary representations and warranties as to power and authority, title and liens and encumbrances.

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3.2	Elimination of Eclipse Participation Right. Section 9.4 of the Existing Agreement is hereby deleted in its entirety and shall have no further force or effect.

3.3	Eclipse Exit Right and PCTEL Exit Options. Each of the references to “$4,900,000” in Section 9.5 and Section 9.6 of the Existing Agreement are hereby amended and restated as “$2,666,667”.

4.	Representations and Warranties of Members. Each Member hereby represents and warrants to the other that: (a) the execution, delivery and performance of this First Amendment have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound, and the Person executing this First Amendment on behalf of such Member has been duly authorized to do so; and (b) this First Amendment is valid, binding and enforceable against such Member in accordance with its terms, and, such Member is not a party to any other written or verbal agreement or understanding with respect to the subject matter of this First Amendment.

5.	Amendment to Exhibit B. The references to “$4,900,000” in the definition of “Enterprise Value” under the caption “Second/Third Call Matrix” on Exhibit B to the Existing Agreement are hereby amended and restated as “$2,666,667”.

6.	Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

7.	Continued Effectiveness of Existing Agreement. The Members agree that, except as set forth and amended herein, the Existing Agreement shall remain unmodified and in full force and effect in accordance with its terms.

8.	Miscellaneous Provisions. The miscellaneous provisions set forth in Article XII of the Existing Agreement are hereby incorporated by reference herein, with all references therein to the “Agreement” deemed, for the purposes of this First Amendment, to refer to this First Amendment.

IN WITNESS THEREOF, this First Amendment has been executed by the Members as of the date set forth above.

PCTEL, Inc.		Eclipse Design Technologies, Inc.

By:	/s/ Martin H. Singer	By:	/s/Thomas Smigelski
Print Name:	Martin H. Singer	Print Name:	Thomas Smigelski
Title:	Chairman & CEO	Title:	President

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